EXHIBIT 10.17

RELEASE AGREEMENT

This Release Agreement (“Agreement”), dated January 28, 2011, is entered into by and between DynCorp International LLC (“the Company” or “DI”) and Robert B. Rosenkranz.

WHEREAS, DI employed Rosenkranz in its Falls Church, VA office, and his employment with the Company began on or about August 29, 2005;

WHEREAS, on or about April 6, 2006, Rosenkranz entered into an Employment Agreement with the Company, which was modified by amendment signed by both parties dated December 29, 2008 (“the Employment Agreement”);

WHEREAS, Rosenkranz and the Company desire to terminate their employment relationship and to resolve all claims and potential issues between them;

WHEREAS, under the terms of the Employment Agreement Rosenkranz is entitled to certain benefits in the event of a termination of his employment under certain specific circumstances;

WHEREAS, Rosenkranz has notified the company that he believes he is entitled to benefits pursuant to the terms of the Employment Agreement;

WHEREAS, the Company disputes Rosenkranz’s claim and has notified Rosenkranz of its intent to terminate the terms of the Employment Agreement;

WHEREAS, the parties to this Agreement deem it to be in their best interest and mutual advantage to settle all claims and part on an amicable basis;

NOW, THEREFORE, for and in consideration of the promises and the covenants, agreements and releases made herein, the receipt of which and sufficiency of said consideration are hereby acknowledged, the parties hereto agree as follows:

1.	Consideration by DI.

a.	DI agrees to pay Rosenkranz a severance payment in an amount the equivalent to one year’s pay or four hundred fifty-two thousand three hundred forty-six dollars and eighteen cents ($452,346.18), less taxes. The Company will make two equal payments to Rosenkranz. The first payment in the amount of two hundred twenty six thousand, one hundred seventy three dollars and nine cents ($226,173.09) shall be made on August 1, 2011 and in no event later than August 5, 2011, time being of the essence. The second payment, covering the balance of the severance amount, will be paid on February 1, 2012 and in no event later than February 6, 2012, time being of the essence.

b.	DI also agrees to provide Rosenkranz a payment under the Executive Incentive Plan in the amount of one hundred and two thousand dollars ($102,000.00) payable in accordance with the terms of the Executive Incentive Plan.

c.	Rosenkranz shall be eligible to continue his Company-provided benefits (including but not limited to coverage under the company’s health care plan) pursuant to COBRA for a period of twelve months after February 1, 2011. If he elects to continue such benefits, he shall be responsible for the employee portion of the costs and the administrative fee (as in effect on February 1, 2011). The Company agrees to continue to pay its portion of the cost of these benefits for a period of twelve months.

d.	DI shall pay to Rosenkranz his accrued vacation and sick leave balance (“Accrued Vacation”), less taxes, on the next ensuing pay period following February 1, 2011 and in no event later than February 25, 2011, time being of the essence.

e.	DI, on behalf of itself, its officers, directors, and employees, represents and warrants to Rosenkranz that DynCorp is not aware of any facts or circumstances that give rise or could give rise to a claim or cause of action against Rosenkranz.

f.	Rosenkranz acknowledges that, except for subparagraph d, this paragraph provides a benefit that he would not receive if he had not entered into this Agreement.

2.	Consideration by Rosenkranz. In exchange for the consideration provided by DI in this Agreement, Rosenkranz agrees:

a.	Voluntarily to resign his employment effective February 1, 2011, which date both the Company and Rosenkranz agree shall be the date of Rosenkranz’s separation from service for purposes of section 409A of the Internal Revenue Code of 1986 (“Code”).

b.	Forever, irrevocably and unconditionally to release and discharge DI, its owners, parent companies, affiliates, officers, directors, employees, retirement plans, agents, vendors, predecessors, successors, purchasers, assigns, and representatives of any and all grievances, claims, demands, debts, defenses, actions or causes of action, obligations, damages and liabilities or promises, known or unknown, arising out of or relating to his employment with DI whatsoever, which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction from the beginning of time until the effective date of this Agreement. This waiver expressly includes any claims arising from Rosenkranz’s employment by DI and the termination of that employment; provided, however, that notwithstanding anything to the contrary in this paragraph 2, Rosenkranz does not release DI from its obligations under paragraph 1 of this Agreement, Rosenkranz waives these claims on behalf of himself and his heirs, assigns, and anyone making a claim through him. The claims waived and discharged include, but are not limited to:

i.	Employment discrimination claims (including without limitation, claims of sex discrimination and/or sexual harassment) and retaliation under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. 20004 et seq.) and under applicable state law;

ii.	Age discrimination claims under the Age Discrimination in Employment Act (ADEA), (20 U.S.C. 621 et seq.) and under applicable state law;

iii.	Claims under the Employee Retirement Income Security Act (ERISA) (29 U.S.C. 1001 et seq.) and under applicable state law;

iv.	Claims under the Americans with Disabilities Act (ADA) of 1990, as amended (42 USC I2101 et seq.) and under applicable state law;

v.	Disputed wages, including claims for any back wages or overtime;

vi.	Wrongful discharge and/or breach of contract claims;

vii.	Tort and other legal claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress; and

viii.	Claims under all other applicable state and federal laws affecting the employment relationship,

c.	Rosenkranz agrees not to bring any legal action against DI or to join in any lawsuit against the same, or against its owners, parent companies, affiliates, predecessors, successors and assigns, as well as past and present officers, directors, and employees for any claim waived, and he represents and warrants that he has not filed any such claim as of the date of this Agreement.

d.	Rosenkranz agrees to cooperate with the Company in the future and to provide information regarding his duties while an employee upon request.

3.	Termination of Employment Agreement. The parties agree to terminate the Employment Agreement, and any other agreements that may exist between them, effective February 1, 2011. The parties further agree that this Release Agreement shall provide the exclusive statement of ongoing rights and obligations between the parties.

4.	Return of All DI Property. Rosenkranz agrees to return to DI ail of DI’s property in his possession including but not limited to, badges, building keys, laptop computers, cell phones, and all tangible and intangible property belonging to DI or relating to his employment with DI.

5.	Non-Disparagement. Rosenkranz agrees that he will not speak to any individual or organization about or otherwise disparage the Company, its officers, employees, management, or business processes and practices.

6.	Confidentiality. Rosenkranz agrees to maintain in strict confidence the terms of this Agreement and shall not repeat the terms of this Agreement, verbally or in writing, to any individual, person, or entity except for Rosenkranz’s legal counsel or to such licensed individual retained by Rosenkranz for the purpose of offering tax or financial advice, or as otherwise required by law.

7.	Acknowledgement and Waiver of Claims under ADEA. Rosenkranz acknowledges that he is waiving and releasing important rights, including claims that he may have under the Age Discrimination in Employment Act (“ADEA”), and that his waiver is knowing and voluntary. Rosenkranz and DI agree that this waiver and release does not apply to any rights or claim that may arise under the ADEA after the effective date of this Agreement. Rosenkranz acknowledges that he has read this Agreement and that he understands its contents. He further acknowledges that the consideration given for this Agreement is in addition to anything of value that he was already entitled to receive. Rosenkranz further acknowledges that he has been advised in writing that (a) he should consult with an attorney prior to executing this Agreement, (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) that he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) the Agreement shall not be effective until the revocation period has expired.

8.	Non-Admission. Rosenkranz expressly acknowledges and understands that this Agreement is not an admission of liability under any statute or otherwise by DI, and does not admit any violation of any legal rights, but is solely entered into in exchange for the terms described above.

9.	Entire Agreement. The parties agree that this Agreement shall be binding upon and inure to the benefit of the assigns, heirs, executors, and administrators of Rosenkranz and the officers, directors, employees, agents, predecessors, successors, purchasers, assigns, representatives, parent companies, subsidiaries, and affiliates of DI. This Agreement constitutes and contains the entire agreement and understanding between the Parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, between the parties. There are no additional promises or terms among the parties, and this Agreement shall not be modified except in writing signed by each of the parties hereto.

10.	Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the Commonwealth of Virginia.

11.	Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

12.	Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

13.	409A Compliance. The Company and Rosenkranz intend that the terms of this Agreement comply with the provisions of section 409A of the Code as well as the regulations and guidance issued thereunder and it shall be construed consistently with such intent.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

YOU HAVE THE RIGHT TO CONSULT AN

ATTORNEY BEFORE SIGNING THIS AGREEMENT.

ROBERT B. ROSENKRANZ

Dated:	28 Jan 2011	/s/ Robert B. Rosenkranz

DYNCORP INTERNATIONAL LLC

Dated:	1/31/11	By:	/s/ Robert Lehman
		Title:	SVP HR

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